EXHIBIT 3.7

                                 AMENDMENT NO. 1
                                     TO THE
                              CONSULTING AGREEMENT

     This Amendment No. 1 (the "Amendment") to the Consulting Agreement by and between Profile Technologies, Inc. (the "Company") and R.F. Lafferty & Co., Inc. (the "Consultant", and together with the Company, the "Parties"), dated April 11, 2007 (the "Consulting Agreement"), is entered into by and between the Company and the Consultant on April 1, 2009. Capitalized terms used herein but not defined shall have the meanings set forth in the Consulting Agreement.

                              W I T N E S S E T H:

     WHEREAS, the Parties are party to the Consulting Agreement;

     WHEREAS, the Parties desire to amend the Consulting Agreement to adjust the amount of compensation owed to the Consultant under Section 3 of the Consulting Agreement; and

     WHEREAS, the Parties desire to amend the Consulting Agreement to extend the Term of the Consulting Agreement under Section 2 thereof.

     NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Section 2 of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:


          2. This Agreement shall continue for an initial period of three years from the date hereof (the "Term") and the compensation for the Term of the Agreement is found in
          Section 3(i) hereto. Following the expiration of the Term, the Agreement shall continue until April 11, 2011 (the "Extended Term") and the compensation for the Extended Term is found in Section 3(ii) hereto.


     2. Section 3(ii) is hereby added to the Consulting Agreement and shall read as follows:

          (ii) To issue to the Consultant 100,000 restricted shares of common stock of the Company for the services provided by the Consultant to the Company during the Extended Term hereof.

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                         [Signatures on following page]

















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     IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals as of the day and year first above written.



                                       COMPANY:
                                       --------

                                           PROFILE TECHNOLOGIES, INC.


                                           By:
                                              ----------------------------------
                                               Henry E. Gemino,
                                               Chief Executive Officer



                                       CONSULTANT:
                                       -----------


                                           R.F. LAFFERTY & CO., INC.




                                           By:
                                              ----------------------------------
                                               Henry Hackel,
                                               President





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